Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To,

The Board of Directors

Cemtrex Inc.,

19 Engineers Lane,

Farmingdale,

NY-11735

USA

We hereby consent to the inclusion of our report, dated December 28, 2016, relating to the consolidated financial statements of Cemtrex, Inc. as of September 30, 2016 and September 30, 2015, report dated March 11, 2016, relating to the consolidated financial statements of Advanced Industrial Services Inc. and its subsidiary as of December 14, 2015 and December 31, 2014, and report dated August 13, 2016 and amended on November 17, 2016 and November 23, 2016 relating to the financial statements of Periscope GmbH as of December 31, 2015 and the period April 1, 2014 to December 31, 2015 in Form S-3 Registration Statement under the Securities Act of 1933.

For Bharat Parikh & Associates

Chartered Accountants

/s/ Bharat Parikh

CA Bharat Parikh
(Senior Partner)
Registered with PCAOB
Date: - 06/12/2017
Place: - HQ Vadodara